Exhibit 10.1

FORM OF
CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT, made as of the        day of                 , 2013 (the “Grant Date”), between Cloud Peak Energy Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, as amended from time to time (the “Plan”), in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant Performance Share Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Grant of Performance Share Units.

The Company hereby grants to the Grantee an award of        Performance Share Units (the “Award”).  Upon fulfillment of the requirements set forth below, the Grantee shall have the right to receive one share of common stock of the Company (a “Share”) for each vested Performance Share Unit.  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Performance Share Units).  Except as otherwise expressly set forth herein, such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement, and the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan.

2.                                      Performance Share Unit Vesting.

The performance period for this Award shall commence on January 1, 2013 and shall end on December 31, 2015 (the “Performance Period”).  The Award shall be subject to performance vesting requirements based upon the achievement of Performance Goals as set forth in Appendix A to this Agreement. No Performance Share Unit shall be deemed vested under this Agreement for income tax purposes prior to the Company’s certification that the Performance Goals set forth in Appendix A to this Agreement have been fully satisfied and that the applicable Performance Share Units will contractually vest under this Agreement.

3.                                      Dividends.

The Grantee shall be entitled to receive dividend equivalents, which represent the right to receive Shares measured by the dividend payable with respect to Performance Share Units (“Dividend Equivalent Rights”).  Dividend Equivalents Rights on Performance Share Units will accrue and be reinvested into additional Performance Share Units through the Performance Period.  The additional Shares will be subject to the vesting conditions and other terms and restrictions that apply to the Performance Share Units granted in Section 1 and will be paid as set forth in Section 4 of this Agreement.

4.                                      Payment of Vested Performance Share Units.

For each vested Performance Share Unit, one Share shall be delivered to the Grantee as soon as administratively practicable following the Company’s certification that vesting has occurred at the completion of the Performance Period, but no later than the fifteenth day of the third month following the end of the calendar year in which such vesting date occurs.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed.  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Performance Share Units will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Shares available for issuance.

5.                                      Termination of Employment.

5.1                               Termination—Generally.  Subject to Sections 5.2 and 7 hereof, if the Grantee’s employment with the Company or any of its Subsidiaries is terminated on or before the last day of the Performance Period, the Performance Share Units granted hereunder shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee and the Grantee shall not be entitled to any Shares under this Agreement.

5.2                               Qualifying Terminations.  If the Grantee’s employment with the Company or any of its Subsidiaries is terminated for any of the reasons set forth below (and subject to Section 7 hereof), in each case if such termination occurs on or before the last day of the Performance Period, the Grantee, or the Grantee’s legatee or legatees under his or her will, or his or her distributees, as applicable, shall be entitled to a Pro Rata Portion (as defined below) of the Award.  The “Pro Rata Portion” shall mean the total number of Shares which otherwise would have vested and become payable pursuant to Section 4 hereof had the Grantee remained employed to the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of days between (A) the Grant Date and (B) the date of the Grantee’s termination of employment, and the denominator of which is 1,095.  The Grantee’s Pro Rata Portion of the Award shall be paid following the completion of the Performance Period, based on actual performance achieved, in accordance with Section 4 of this Agreement.

5.2.1                     death

5.2.2                     Disability (as defined in the Plan)

5.2.3                     Redundancy (as defined below)

5.2.4                     Retirement (as defined below)

5.2.5                     If the Grantee is not subject to an Employment Agreement, termination for any other reason, other than a termination by the Company for Cause (as defined in the Plan), if there are exceptional circumstances and the Committee so decides prior to the date of the termination of the Grantee’s employment.

5.2.6                     If the Grantee is subject to an Employment Agreement, termination by the Company for any reason other than for Cause as defined therein.

5.2.7                     If the Grantee is subject to an Employment Agreement, termination by the Grantee for Good Reason as defined therein.

5.3                               Definitions.  For purposes of this Agreement:

(a)  “Employment Agreement” means an effective, written employment agreement between the Grantee and the Company.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 or Section 7 and any Employment Agreement, the terms of the Employment Agreement shall control.

(b)  “Redundancy” means the Company or any of its Subsidiaries, as applicable, has ceased, or intends to cease, to carry on the business or particular business function for the purposes of which the Grantee is or was employed by it, or has ceased, or intends to cease, to carry on that business or particular business function in the place where the Grantee is or was employed.

(c)  “Retirement” means retirement at or after age 65, or early retirement at or after age 55 with 10 years of service with the Company.

6.                                      Adjustments.  In the event of a Change in Capitalization, the Committee shall make equitable adjustments to the number and class of Shares subject to this Agreement as provided under the terms of the Plan.  The Committee’s adjustment shall be made in accordance with the provisions of Article 12 of the Plan and shall be final, binding and conclusive for all purposes of the Plan and this Agreement.  Unless the Committee determines otherwise, the number of Performance Share Units subject to this Award shall always be a whole number.

7.                                      Effect of a Change in Control.

7.1  Change in Control—Generally.  In the event a Change in Control (as defined in the Plan) occurs, the surviving or successor entity is expected to assume this Agreement.  If, however, the surviving or successor entity does not assume this Agreement, the Committee may, in its sole discretion, exercise its authority under the Plan to modify the Award under this Agreement, including, but not limited to, by providing for the end of the Performance Period in connection with the occurrence of such Change in Control and the deemed achievement of Performance Goals at target, with payment of shares with respect to vested Performance Share Units occurring in connection with the occurrence of such Change in Control, which payment shall be made in accordance with the schedule described in Section 4 of this Agreement.

7.2  Termination Following a Change in Control.  If there is a Change in Control and the surviving or successor entity has assumed this Agreement, and within two (2) years after such Change in Control the Grantee’s employment with the Company or any of its Subsidiaries is terminated (i) by the Company or any of its Subsidiaries without Cause (as defined in the Plan or, if applicable, an Employment Agreement) or (ii) if the Grantee is subject to an Employment Agreement, by the Grantee for Good Reason as defined therein, the Grantee shall be entitled, following the completion of the Performance Period, to the total number of Shares which otherwise would have vested and become payable had he or she remained employed to the end of the Performance Period, based on actual performance achieved, in accordance with Section 4 of this Agreement.

8.                                      Restrictions on Transfer.  Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9.                                      Withholding of Taxes.  The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of Performance Share Units and delivery of the Shares.  The Company shall have the right to deduct from any distribution of cash to any Grantee, an amount equal to the Withholding Taxes with respect to the Shares delivered pursuant to the terms of this Agreement.  In satisfaction of the obligation to pay Withholding Taxes to the Company upon the delivery of any Shares following the vesting of Performance Share Units, the Grantee may make a written election which may be accepted or rejected in the discretion of the Company, to have withheld a portion of such Shares then deliverable to the Grantee having an aggregate Fair Market Value as of the date such Restrictions lapse equal to the Withholding Taxes.

10.                               No Rights as a Shareholder.  Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Grantee shall have no rights as a shareholder.

11.                               Securities Laws or Dodd-Frank Clawback Policies.  This Agreement is subject to any written clawback policies the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., may adopt.  These clawback policies may subject the Grantee’s rights and benefits under this Agreement to reduction, cancellation, forfeiture or recoupment if certain specified events and wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events and wrongful conduct specified in any such clawback policies adopted by the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., to conform to the Dodd-Frank Act and resulting rules issued by the Securities and Exchange Commission and that the Company determines should apply to this Agreement.

12.                               No Right to Continued Employment.  Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, any Subsidiary or any Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, any Subsidiary or any Division to terminate the Grantee’s employment therewith at any time.

13.                               Grantee Bound by the Plan.  The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14.                               Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.                               Governing Law.  Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16.                               Signature in Counterpart.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

17.                               Notice.

All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing.

18.                               Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators and successors.

19.                               Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

20.                               Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided however, that this dispute resolution provision shall not interfere with Grantees rights to pursue and protect his legal rights in a court of competent jurisdiction.

21.                               Information Confidential.

As partial consideration for the granting of the Award hereunder, the Grantee hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Grantee may have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Grantee’s spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Grantee, as a factor weighing against the advisability of granting any such future award to the Grantee.

22.                               Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By: Colin Marshall	Print Name:
Title: President and Chief Executive Officer

Appendix A

Cloud Peak Energy Inc.
Performance Share Plan
FY2013 through FY2015

The Committee has established the following Performance Share Plan terms for Performance Share Unit grants. All Performance Share Award grants are made pursuant to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan.

Performance Metric:  Relative Total Shareholder Return

Performance for the purposes of determining the vesting of the Performance Share Unit Awards will be based on relative Total Shareholder Return (TSR).  Relative TSR measures the Cloud Peak Energy share price movement over a performance period relative to the share price movement of peer companies.

TSR = End of Period Share Price – Beginning of Period Share Price + Dividend(1)
Beginning of Period Share Price

The Beginning of Period Share Price and the End of Period Share Price for Cloud Peak Energy and the peer companies will be calculated by using the first and last, respectively, twenty (20) trading days of the performance period.

(1) For purposes of calculating the dividend element of TSR, the Committee will assume the reinvestment of dividends paid in the applicable shares during the performance period as of the last trading day of each applicable fiscal quarter in which dividends are paid.

Grant Date	As defined above in the first paragraph of the Award Agreement
Performance Period	As defined above in Section 2 of the Award Agreement
Vesting	3-year cliff vest from Grant Date
Peer Companies	As set forth below
Target Performance	Median of the Peer Companies
Payout Range

0% to 200% of Target Performance, provided in no event can the payout exceed 15 times the “Target Opportunity” (which is defined as the Cloud Peak Energy closing share price on the Grant Date multiplied by the target number of Performance Share Units awarded). In the event the payout would otherwise exceed 15 times the Target Opportunity, the number of shares delivered will be reduced to the number of whole shares such that the total payout is equal to 15 times the Target Opportunity.

2

Peer Companies:

1.	Alliance Resource Partners

2.	Alpha Natural Resources

3.	Arch Coal

4.	Berry Petroleum

5.	Cabot Oil & Gas

6.	Consol Energy

7.	EQT Corp.

8.	Forest Oil Corp.

9.	James River Coal

10.	Newfield Exploration Co.

11.	Noble Energy

12.	Oxford Resource Partners

13.	Peabody Energy

14.	Penn Virginia Corporation

15.	Rhino Resource Partners

16.	Sandridge Energy

17.	SM Energy

18.	SunCoke Energy Inc.

19.	Walter Energy

20.	Westmoreland Coal Co.

21.	Whiting Petroleum Corp.

3

The Committee, in its sole discretion, will make such changes to the list of Peer Companies as may be required to appropriately and equitably reflect the merger, consolidation, acquisition or other similar event involving a Peer Company.

Target Performance

TSR for each of the Peer Companies is calculated and ranked highest to lowest. The Median TSR performance of the Peer Companies is the TSR at which half the Peer Companies’ TSR results are below and half the Peer Companies’ TSR results are above.

Payout Range

Grants of Performance Share Awards will be made at the Target Performance amount defined as the Median performance of the Peer Companies. The amount vested at Vesting will range from 0% to 200% of the Target Performance amount depending upon the final positioning of CPE’s TSR to the median of the Peer Companies at the end of the Performance Period (but in no event will the payout exceed 15 times the Target Opportunity, as described above).

The extent to which Performance Share Units will vest will be determined as follows:

Outcome Relative to Peer Group TSR

	CPE Three-Year Percentile Ranking in TSR	Percentage of Performance Share Units Vesting

	Below 25th Percentile	0%

Threshold	25th Percentile	50%

Target	50th Percentile	100%

Maximum	90th Percentile	200%

•                                          If the Company’s Total Shareholder Return (TSR) is below the 25th percentile of the Company’s Performance Peer Group, then the payout is 0%.

•                                          The payout is linear between the 25th percentile and the 50th percentile.

•                                          The payout is linear between the 50th percentile and the 90th percentile

•                                          Irrespective of where the Company’s TSR is in relation to its Performance Peer Group, if the Company’s TSR is negative during the Performance Period, then the payout shall be reduced by 50% compared to what it otherwise would have been pursuant to this Appendix A.

4

The Committee, in its sole discretion, will determine and certify the number of Performance Share Units that have vested at the end of the Performance Period based on the performance of the Company, calculated using the performance grid and guidelines set forth above.  No Performance Share Units will be deemed to have vested (contractually or for purposes of income taxes) prior to the time that the Committee certifies an applicable number of Performance Share Units to have vested.

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